Exhibit 12

THE LACLEDE GROUP, INC. AND SUBSIDIARY COMPANIES

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended
	March 31,	September 30,
(Thousands of Dollars)	2006	2005	2004	2003	2002	2001

Income before interest
charges and income taxes	$104,828	$91,435	$84,196	$80,270	$60,440	$73,742
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	3,948	3,250	2,333	2,873	2,662	313
Total Earnings	$108,776	$94,685	$86,529	$83,143	$63,102	$74,055

Interest on long-term debt –
Laclede Gas	$22,570	$22,835	$22,010	$20,169	$20,820	$18,372
Other interest	10,590	7,714	6,804	6,802	4,989	10,067
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	3,948	3,250	2,333	2,873	2,662	313
Total Fixed Charges	$37,108	$33,799	$31,147	$29,844	$28,471	$28,752

Ratio of Earnings to Fixed
Charges	2.93	2.80	2.78	2.79	2.22	2.58

LACLEDE GAS COMPANY

SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months Ended
	March 31,	September 30,
(Thousands of Dollars)	2006	2005	2004	2003	2002	2001

Income before interest
charges and income taxes	$74,902	$72,092	$73,956	$76,274	$56,154	$73,742
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,141	938	538	457	315	313
Total Earnings	$76,043	$73,030	$74,494	$76,731	$56,469	$74,055

Interest on long-term debt	$22,570	$22,835	$22,010	$20,169	$20,820	$18,372
Other interest	6,970	4,076	3,192	3,752	4,285	10,067
Add: One third of applicable
rentals charged to operating
expense (which approximates
the interest factor)	1,141	938	538	457	315	313
Total Fixed Charges	$30,681	$27,849	$25,740	$24,378	$25,420	$28,752

Ratio of Earnings to Fixed
Charges	2.48	2.62	2.89	3.15	2.22	2.58